Exhibit 10.1

AMENDED AND RESTATED LETTER AGREEMENT

This AMENDED AND RESTATED LETTER AGREEMENT (this “Agreement”), executed and effective as of April 14, 2024 (the “Effective Date”), is made by and among SilverSun Technologies, Inc., a Delaware Corporation (“SilverSun”), and Mark Meller, an individual (the “Executive,” and collectively with SilverSun, the “Parties”), the Parties to that certain Amended and Restated Employment Agreement, dated as of February 4, 2016 (as amended, the “Employment Agreement”). This Agreement supersedes and replaces the letter agreement between the Parties dated as of December 3, 2023 regarding the subject matter hereof.

WITNESSETH:

WHEREAS, the Employment Agreement was executed on February 4, 2016 and amended on November 11, 2021;

WHEREAS, Section 5(b)(ii) of the Employment Agreement provides that, upon certain qualifying terminations of the Executive’s employment described therein and except as otherwise provided in Section 5(d) thereof, SilverSun shall pay as severance to the Executive a lump sum severance payment (such payment, the “Termination Payment”) equal to 300% of an average annual amount actually paid by SilverSun or any parent or subsidiary of SilverSun to the Executive and included in the Executive’s gross income for services rendered in each of the five (5) calendar years prior to termination, less $100;

WHEREAS, effective as of the date hereof, SilverSun has entered into an Amended and Restated Investment Agreement with Jacobs Private Equity II, LLC (on behalf of itself and certain other investors, the “Investment Agreement”); and

WHEREAS, the Parties wish to terminate and liquidate the Employment Agreement effective immediately prior to the Closing (as defined in the Investment Agreement) and provide for a payment to the Executive in full satisfaction of any and all obligations of SilverSun pursuant to the Employment Agreement.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SilverSun and the Executive agree as follows:

1.	No earlier than thirty (30) days prior to the Closing, SilverSun shall take all action necessary to cause the Employment Agreement to be terminated pursuant to Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) effective as of immediately prior to the Closing.

2.	Contingent upon (a) the occurrence of the Closing, (b) the Executive’s continued employment with SilverSun through the Closing, and (c) the termination of the Employment Agreement effective as of immediately prior to the Closing as contemplated by Section 1 of this Agreement, the Company shall cause the Termination Payment (calculated as of immediately prior to the Closing) to be paid to the Executive in a single lump sum and subject to applicable tax withholding, no later than the second (2nd) regularly scheduled payroll date following the Closing; provided that, the Parties agree that if the calculation of the Termination Payment as of immediately prior to the Closing would equal an amount greater than $3,000,000, then the Termination Payment will be deemed to equal, and will in no event exceed, $3,000,000.

3.	The Executive agrees that the Termination Payment shall fully satisfy any and all of the Executive’s rights under the Employment Agreement, and the Executive shall not be entitled to receive any other severance or other compensation payments or benefits under the Employment Agreement.

4.	This Agreement may be amended or modified in whole or part, only if such amendment or modification is in writing and signed by each Party and only with the prior written consent of the Principal Investor (as defined in the Investment Agreement).

5.	This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (.pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

SILVERSUN

SilverSun Technologies, Inc.

By:	/s/ Joe Macaluso
Name:	Joe Macaluso
Title:	Chief Financial Officer

EXECUTIVE

/s/ Mark Meller
Mark Meller